Exhibit 99

DATE: January 29, 2004

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER 2003 EARNINGS

2003 HIGHLIGHTS

•	Earnings Per Diluted Share for the year ended December 31, 2003 were $1.322 vs. $1.271 for the year ended 2002, up $0.051 or 4.0%

•	Return on Average Equity for the year ended December 31, 2003 increased to 13.03% from 12.18% for the year ended 2002

•	Noninterest Income for the year ended December 31, 2003 was $7.16 million, up 15.9% from the prior year

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation (“Company”) today reported net income for the fourth quarter ended December 31, 2003 of $0.342 per diluted share compared with $0.340 per diluted share for the quarter ended December 31, 2002. Actual earnings for the fourth quarter ended December 31, 2003 were $2,224,000 compared to $2,413,000 for the fourth quarter in 2002, a decrease of 7.8%.

Net income for the year ended December 31, 2003 was $8,904,000 or $1.322 per diluted share compared with $9,424,000 or $1.271 per diluted share for the same period in 2002. While actual earnings decreased 5.52% for this period, diluted earnings per share increased by 4.0%.

Return on average equity for the quarter ended December 31, 2003 improved to 13.70% from 13.06% for the same period last year. Average equity declined by $9.0 million over the prior year’s fourth quarter and net income decreased by $189,000. For the year ended December 31, 2003, return on average equity increased to 13.03% from last year’s 12.18%. For the year ended December 31, 2003, average equity decreased by $9.0 million to $68.3 million and net income decreased by $520,000. Average equity has declined primarily as a result of our stock repurchase program.

In addition to 100,000 shares repurchased in April 1999, the Company started the first of six 10% stock repurchase programs in October 1999. As of December 31, 2003 the Company had repurchased a total of 5,176,554 shares, or 47.7% of the total shares outstanding at March 1999 at an average price of $12.01 per share. During the quarter ended December 31, 2003, the Company repurchased 156,871 shares at an average price of $21.99. The Company began its sixth, and current, 10% repurchase program in March 2003 with a target to repurchase approximately 660,000 shares over a period of eighteen months. Through December 31, 2003, the Company repurchased 574,263 shares, or 87.0% of the sixth program, at an average price of $22.01.

Mr. Rhodes stated, “We have now completed our sixth year as a publicly traded company. We continue to successfully execute our strategic plan including converting our balance sheet to a commercial bank profile while managing our revenues, expenses and capital in a manner which will enable us to achieve a 15% return on average equity by fiscal year end 2005. The combination of a soft Pacific Northwest economy and sharply falling interest rates made both 2002 and 2003 challenging. During 2002 deposit rates declined more rapidly than loan rates with the result being very strong profitability. During 2003 loan rates declined faster with the resulting squeeze on net interest margin and increased competition for good quality loans. Despite the challenges, we have maintained a strong net interest margin, strong asset quality and solid profitability.”

Net interest margin (net interest income divided by average earning assets) remained strong at 5.42% for the quarter and year ended December 31, 2003, although down from 5.55% for the quarter ended December 31, 2002 and from 5.53% for the year ended December 31, 2002. The decline in margin is primarily a function of lower earning asset yields with little room to reduce our cost of funds. The yield on earning assets declined by 0.59% for the three months ended December 31, 2003 versus the three months ended December 31, 2002 and by 0.67% for the year ended December 31, 2003 versus December 31, 2002. Management expects that the net interest margin will be further compressed if the low interest rate climate continues.

Total assets increased $46.3 million or 7.8% to $640.9 million at December 31, 2003 from the December 31, 2002 balance of $594.6 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $57.3 million or 12.6% to $512.6 million at December 31, 2003 from $455.3 million at December 31, 2002. Borrowings were $31.1 million at December 31, 2003 compared to zero at December 31, 2002. The increase in loans and resulting borrowings reflects our ongoing focus on growing our commercial loan portfolio coupled with our commitment to growing our market share in Pierce County. Deposits increased $24.7 million or 4.8% to $541.8 million at December 31, 2003 from $517.1 million at December 31, 2002. Deposit growth has been a result of increases in transaction and savings accounts. Noninterest bearing transaction accounts have grown to $78.9 million, which was 14.6% of total deposits as of December 31, 2003 from $73.9 million, which was 14.3% of total deposits as of December 31, 2002. Certificates of deposit have declined to $205.0 million, which was 37.8% of total deposits as of December 31, 2003 from $210.9 million, which was 40.8% of total deposits as of December 31, 2002.

Net interest income before the provision for loan loss was $7,687,000 for the quarter ended December 31, 2003 versus $7,621,000 for the quarter ended December 31, 2002, an increase of 0.9%. For the year ended December 31, 2003, net interest income before the provision for loan loss was $29,817,000 compared to $30,203,000 for the year ended December 31, 2002, which represents a decrease of 1.3%.

Noninterest expense was $5,649,000 for the quarter ended December 31, 2003 compared to $5,177,000 for the quarter ended December 31, 2002, an increase of 9.1%. For the year ended December 31, 2003, noninterest expense was $22,223,000 compared to $20,254,000 for the same period in 2002, an increase of 9.7%. Expense increases are the result of salary and occupancy expenses related to our Pierce County business lending expansion, increases in Merchant Visa expense (offset by Merchant Visa income increases) and increased commissions related to the significant increase in our mortgage banking income. The efficiency ratio increased to 61.43% for the quarter ended December 31, 2003 from 55.23% for the quarter ended December 31, 2002. Year to date, the efficiency ratio increased to 60.09% for the year ended December 31, 2003 from 55.67% for the year ended December 31, 2002. The efficiency ratio was impacted by the increased levels of noninterest expense.

Nonperforming assets at December 31, 2003 were $686,000 or 0.11% of total assets, a decrease from $2,283,000 or 0.38% of total assets at December 31, 2002 as well as a decrease from the $1,017,000 or 0.16% of total assets as of September 30, 2003. Loan loss reserves as a percent of total loans increased to 1.49% at December 31, 2003 from 1.46% at December 31, 2002. Loan loss charge offs net of recoveries were $131,000 in the fourth quarter of 2003 versus $430,073 for the fourth quarter of 2002 and $251,000 for the full year ended December 31, 2003 down from $712,000 for the full year 2002. Other real estate and other assets owned were $389,000, all of which are expected to sell without a loss. The nonperforming assets to total assets ratio of 0.11% at December 31, 2003 is 36 basis points below the September 30, 2003 average ratio of 0.47% for West Coast publicly traded thrifts and 42 basis points below the September 30, 2003 average ratio of 0.53% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

Noninterest income was $1,509,000 for the quarter ended December 31, 2003 compared to $1,753,000 for the quarter ended December 31, 2002, a decrease of 13.9%. The decrease is due to the $305,000 decline in mortgage banking income during the fourth quarter ended December 31, 2003. Volumes in mortgage banking dropped off dramatically in the 4th quarter of this year as a result of higher mortgage interest rates and the subsequent reduction in mortgage refinances. For the year ended December 31, 2003, noninterest income was $7,164,000 compared to $6,181,000 for the same period in 2002, an increase of 15.9%. The increase in noninterest income for the period is the result of strong mortgage banking income, which was up 35.8%, and increased merchant visa income, which was up 29.0% for the year ended December 31, 2003 compared to the same period last year.

Brian Vance, President and Chief Executive Officer of Heritage Bank remarked, “Our overall financial results for the 4th quarter met expectations. While our mortgage volumes declined, mirroring a national trend, we were able to help offset the decline in mortgage income with strong commercial loan growth. Our net interest margin remains strong and over peer averages, but with continued low interest rates it is getting increasingly difficult to maintain loan yields and achieve the level of loan growth we desire. This will be an ongoing focus and challenge for us.” Mr. Vance added “We are very pleased that we have been able to maintain and even improve our overall strong asset quality position in spite of the soft economy of the last several quarters.”

On December 19, 2003, the Company’s Board of Directors declared a dividend of 15.0 cents per share payable on January 30, 2004 to shareholders of record on January 15, 2004, an increase of .5 cents from the prior quarter’s dividend of 14.5 cents per share. This is the twenty-fourth consecutive quarterly dividend to be paid and the twenty-third consecutive quarterly increase of .5 cents.

The Company has scheduled a telephone conference call on February 2, 2004 at 10:45 a.m. PST to discuss this earnings release. To access the call, please dial 888/273-9885 a few minutes prior to 10:45 a.m. PST. The call will be available for replay for ten days by dialing 800/475-6701 — access code 715749.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	December 31, 2003	December 31, 2002
Loans held for sale	$1,018	$8,113
Loans receivable	520,395	462,151
Allowance for loan losses	(7,748)	(6,874)

Net loans	512,647	455,277
Fed funds sold	7,600	7,950
Investment and interest earning deposits	67,732	70,191
Goodwill	6,640	6,640
Other assets	45,283	46,416

Total assets	$640,920	$594,587

Deposits	$541,832	$517,116
Borrowings	31,100	—
Other liabilities	5,756	5,074
Stockholders’ equity	62,232	72,397

Total liabilities and equity	$640,920	$594,587

Other Data
At quarter end:
Nonaccrual loans	$297	$1,987
Real estate and other assets owned	389	296

Nonperforming assets	$686	$2,283
Allowance for loan losses to:
Loans	1.49%	1.46%
Nonperforming loans	2,611.97%	346.05%
Nonperforming assets to total assets	0.11%	0.38%
Equity to assets ratio	9.71%	12.18%
Book value per share	$10.05	$10.63
Tangible book value per share	$8.98	$9.66

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Interest income	$9,377	$9,894	$37,151	$40,427
Interest expense	1,690	2,273	7,334	10,224

Net interest income	7,687	7,621	29,817	30,203
Provision for loan losses	150	495	1,125	1,835
Noninterest income	1,509	1,753	7,164	6,181
Noninterest expense	5,649	5,177	22,223	20,254

Income before income taxes	3,397	3,702	13,633	14,295
Federal income tax	1,173	1,289	4,729	4,871

Net income	$2,224	$2,413	$8,904	$9,424

Earnings per share:
Basic	$0.355	$0.352	$1.371	$1.309
Diluted	$0.342	$0.340	$1.322	$1.271

Performance Ratios (1):
Net interest margin	5.42%	5.55%	5.42%	5.53%
Efficiency ratio (2)	61.43%	55.23%	60.09%	55.67%
Return on average assets	1.43%	1.61%	1.49%	1.58%
Return on average equity	13.70%	13.06%	13.03%	12.18%

Weighted Average Common Shares Outstanding:
Basic	6,271,442	6,853,950	6,494,343	7,209,356
Diluted	6,503,602	7,100,674	6,734,987	7,420,654

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.